Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 67 to Registration Statement No. 811-04861 of the Investment Company Act of 1940 on Form N-1A of our report dated November 17, 2009, relating to the financial statements and financial highlights of Fidelity Garrison Street Trust, including Fidelity Money Market Central Fund, appearing in the Annual Report on Form N-CSR of Fidelity Garrison Street Trust for the year ended September 30, 2009, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 24, 2009